Exhibit 10.03

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of April 16, 2002, is entered into between American Spectrum Realty, Inc., a Maryland corporation (the “Company”), and Patricia A. Nooney (“Executive”).

Recitals

A.            The Company is a corporation intended to be qualified and to operate as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

B.            The Company wishes to employ Executive and Executive wishes to be employed by the Company, on the terms and conditions set forth below.

THEREFORE, the parties agree as follows:

1.             Employment Duties. During the Term (as defined in paragraph 2 below), the Company will initially employ Executive as its Senior Vice President Asset Management for the period from November 1, 2001 to January 29, 2002 and thereafter as its Senior Vice President Asset Management and Treasurer. Except as set forth on Schedule A to this Agreement, Executive will devote substantially all of her business time and attention to the performance of her duties under this Agreement. Executive shall have the duties, rights and responsibilities normally associated with her position with the Company, together with such other reasonable duties relating to the operation of the business of the Company and its affiliates as may be assigned to her from time to time by the President or Chief Executive Officer of the Company or by the Board of Directors.  Such duties are generally set forth in the By laws of the Company and by memorandum to Executive of even date with this employment agreement.  If the Company shall so request, Executive shall act as an officer and/or director of any of the subsidiaries of the Company as they may now exist or may be established by the Company in the future without any compensation other than that provided for in paragraph 3.

2.             Term. The term of Executive’s employment under this Agreement (the “Term”) began on November 1, 2001, and will continue, subject to the termination provisions set forth in paragraph 5 below, until the first anniversary of the date hereof, provided that this Agreement will automatically renew each year for an additional one year period unless either party gives written notice to the other not to extend the Term not less than 90 days prior to the then next upcoming expiration date.

3.             Salary and Bonus.

a.             Salary.  During each year of the Term, Executive will receive a salary at the annual rate of $125,000 prorated through January 28, 2002 and thereafter at the annual rate of $175,000 (the “Base Salary”).

b.             Bonus. In addition to the Base Salary, the Executive shall be entitled to an annual incentive bonus payable within 120 days after the end of each year ended December 31 in an amount which shall be determined in the sole discretion of the Board of Directors taking into account such factors concerning the performance of the Company and Executive and the Executive’s overall compensation level, as shall be determined by the Board of Directors.  The amount of the incentive bonus shall be determined in the sole discretion of the Board of Directors and Executive shall not be entitled to any incentive bonus unless and until such incentive bonus is approved by the Board of Directors.

4.             Fringe Benefits. In addition to the other compensation payable pursuant to this Agreement, during the Term:

a.             Standard Benefits. Executive will be entitled to receive such fringe benefits and perquisites, including medical and life insurance, as are generally made available from time to time to senior management employees and Executives of the Company and to participate in any pension, profit–sharing, stock option or similar plan or program established from time to time by the Company for the benefit of its senior management employees.

b.             Vacation and Sick Leave. Executive will be entitled to such periods of paid vacation (not less than three (3) weeks per year) and sick leave allowance each year that are consistent with the Company’s vacation and sick leave policy for senior management.

c.             Business Expenses. The Company will pay or reimburse Executive for all business–related expenses incurred by Executive in the course of her performance of duties under this Agreement, subject to the procedures established by the Company from time to time with respect to incurrence, substantiation, reasonableness and approval, including without limitation dues, meeting expenses and travel costs for professional organizations not to exceed $10,000.00 per calendar year.

d.             Stock Options. Executive shall be entitled to participate in employee stock plans from time to time established for the benefit of employees of the Company in accordance with the terms and conditions of such plans. Simultaneously with the closing of the consolidation of the Company, Executive shall receive pursuant to and subject to the Company’s Omnibus Stock Incentive Plan (the “Plan”), a grant of 4,500 stock options for common stock of the Company. The options shall be granted (i) 50% on the date of the closing of the consolidation described in the Company’s Registration Statement on Form S-4 (the “Consolidation”) with an option exercise price of $15.00 per share and (ii) 50% on the six-month anniversary of such closing with an option exercise price equal to the price at which the common stock is trading at the close of business on that date, or if there is no established market, at the fair market value of the common stock as determined by the Board of Directors in its sole discretion. The options shall be 25% exercisable on the date of grant and the balance of which become exercisable subject to Executive’s continuing to be employed by the Company in three nearly equal installments on the first, second and third anniversaries of the date of grant.

In addition, Executive shall receive upon Board approval, pursuant to and subject to the Plan, a grant of 10,000 shares of restricted stock of the Company which shares shall be subject to repurchase by the Company on termination of Executive’s employment for a price of  $.01 per share, which repurchase option shall lapse 50% on the date of issuance and 50% on the sixth month anniversary of the date of grant.  Executive has previously received a grant of 2,000 shares of restricted stock pursuant to the Plan which shares shall be subject to repurchase by the Company on termination of Executive’s employment for a price of $.01 per share, which repurchase option shall lapse 25% on the date of issuance and 25% in three nearly equal installments on each of the first, second, and third anniversary of the date of grant. Notwithstanding the foregoing, stock options granted to Executive shall become fully exercisable and repurchase restrictions on stock grants shall lapse in full upon (i) a Change of Control of the Company (as defined herein) or (ii) Executive’s termination of employment by Executive with Good Reason or by the Company without Cause, and Executive shall have one (1) year from such termination, or remaining term of the option, if earlier, to exercise such options.

5.             Termination of Employment.

a.             Death and Disability. Executive’s employment under this Agreement will terminate immediately upon her death and upon 30 days’ prior written notice given by the Company in the event Executive is determined to be “permanently disabled” (as defined below).

b.             For Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” (as defined below) upon providing Executive 30 days’ prior written notice of termination, which notice will describe in detail the basis of such termination and will become effective immediately on the 30th day after Executive’s receipt thereof unless Executive (i) cures to the reasonable satisfaction of the Board of Directors the alleged violation or other circumstance which was the basis of such termination within such notice period or (ii) sends, within thirty (30) days, written notice to the Board disputing in good faith the existence of Cause and requesting arbitration of such dispute pursuant to paragraph 9 below. During the pendency of the arbitration, Executive will continue to receive all compensation and benefits to which she is entitled hereunder but shall have no duties or authority in connection with any activities of the Company.  If the Company is not successful in obtaining a determination by the arbitrators that there was Cause for termination, the Company will pay Executive’s reasonable expenses, including, without limitation, reasonable attorneys’ fees and disbursements, in connection with such dispute resolution and Executive may elect to terminate her employment and shall receive the payments and benefits set forth in paragraph 6(b) as if her employment were terminated without Cause.  If the Company is successful in obtaining a determination by the arbitrators that there was Cause for termination, the Executive shall pay the Company’s expenses, including without limitation, reasonable attorneys’ fees and disbursements, in connection with such dispute resolution.

c.             For Good Reason. Executive may terminate her employment under this Agreement for “Good Reason” (as defined below) upon providing the Company 30 days’ prior written notice of termination, which notice will detail the basis of such termination and will become effective on the 30th day after the Company’s receipt thereof, unless the Company cures to the reasonable satisfaction of Executive the alleged violation or other circumstance which was the basis of such termination within such 30 day notice period; provided that any termination pursuant to (d)(iii)(C) of the definition of Good Reason shall be made by notice given not more than 120 days after the effective date of the Change of Control (as defined below).

d.             Definitions. For purposes of this Agreement:

(i) Executive will be deemed “permanently disabled” if she becomes unable to discharge her normal duties as contemplated under this Agreement for more than six consecutive months as a result of incapacity due to mental or physical illness as determined by a physician acceptable to Executive and the Company and paid by the Company, whose determination will be final and binding. If Executive and the Company are unable to agree on a physician, Executive and the Company will each choose one physician who will mutually choose the third physician, whose determination will be final and binding.

(ii)           “Cause” means either (A) a breach by Executive of any material provisions of this Agreement, but only if, after notice provided in subparagraph (b) above, Executive fails to cure such breach; (B) action by Executive constituting willful misconduct or gross negligence in connection with performing her duties hereunder; (C) an act of fraud, misappropriation of funds or embezzlement by Executive in connection with her employment hereunder; or (D) Executive is convicted of/or pleads guilty to any felony involving moral turpitude.

(iii)          “Good Reason” means the occurrence of any of the following: (A) a breach by the Company of any of its material obligations under this Agreement, but only if after expiration of the 30 day notice period provided in subparagraph (c) above, the Company fails to cure such breach or (B) change of location of Company office where Executive is to be employed to a location more than 30 miles from St. Louis, Missouri, but Executive agrees that her duties will compel her to supervise activities in various offices of the Company and the requirement to travel and conduct work at such offices shall not be deemed a relocation, or (C) a Change of Control as herein defined, or (D) the withdrawal without Executive’s prior written consent of any substantive part of Executive’s responsibilities, duties or authority as previously discharged or (E) the harassment of Executive intended, designed or which would have the foreseeable effect of causing Executive to resign or abandon Executive’s employment with Company.

(iv)          “Change of Control” means the occurrence of:

(a)           An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d–3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change of Control has occurred, Voting Securities which are acquired in a “Non–Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non–Control Acquisition” shall mean an acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the Company or (ii) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (b) the Company or its Subsidiaries, (iii) any corporation or other Person the majority of its voting power or its voting equity securities is owned, directly or indirectly, by William J. Carden or

John Galardi or (iv) any Person in connection with a “Non-Control Transaction” (as hereinafter defined); or

(b)           The individuals who, as of the date of this Agreement , are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two–thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two–thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a– 11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)           Approval by stockholders of the Company of:

(i)            A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction”.  A “Non–Control Transaction” shall mean a merger, consolidation or reorganization of the Company where:

(A)          the stockholders of the Company, immediately before such merger, consolidation or reorganization, would own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(B)           the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, constitute at least two–thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

(C)           no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(ii)           A complete liquidation or dissolution of the Company; or

(iii)          The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.  In no event shall stock option ownership be considered in calculating Change of Control.

6.             Benefits upon Termination.

a.             Termination with Cause or Resignation. Upon termination of Executive’s employment by the Company for Cause or a voluntary resignation by Executive (other than for Good Reason pursuant to paragraph 5(c) above) during the Term, the Company will remain obligated to pay Executive only the unpaid portion of her Base Salary and benefits to the extent accrued through the effective date of termination (all of which will for this purpose be deemed to accrue daily). Any amount due under this subparagraph will be payable within 30 days after the date of termination. In addition to whatever other rights or remedies the Company may have at law or in equity, all stock options held by Executive, whether vested or unvested as of the date of termination, shall immediately expire on the date of termination and all unvested stock–based grants shall immediately expire.

b.             Termination without Cause or for Good Reason. The Company shall also have the right to terminate Executive’s employment without Cause. Upon termination of Executive’s employment (x) by the Company without Cause or (y) by Executive for Good Reason, Executive will be entitled to the benefits provided below, subject to signing by Executive of a general release of claims in a form reasonably satisfactory to the Company and Executive.

(i)            the Company will pay as severance pay to Executive, in equal monthly installments over a twelve–month period, an amount (the “Severance Amount”) equal to one times Executive’s Base Salary and bonus for the immediately preceding calendar year or current year if the termination is in the first calendar year of employment (which shall be annualized if the applicable calendar year is less than a full year);

 (ii)          subject to Executive making a valid election to continue medical coverage under the Company’s group health plan, the Company will pay Executive’s COBRA premium for the shorter of (x) 12 months following Executive’s termination of employment or (y) the end of the COBRA continuation period.

c.             Termination Upon Death or Permanent Disability. Upon termination of Executive’s employment upon Executive’s death or permanent disability, Executive or Executive’s estate will be entitled to the benefits provided below, subject to signing by Executive or Executive’s estate of a general release of claims in a form reasonably satisfactory to the Company and Executive:

(i)            the Company will pay as severance pay to Executive or Executive’s estate, in equal monthly installments over a twelve month period, an amount equal to the Executive’s Base Salary as in effect on the date of termination of employment; and

(ii)           subject to Executive making a valid election to continue medical coverage under the Company’s group health plan, the Company will pay Executive’s COBRA premium for the shorter of (x) 12 months following Executive’s termination of employment or (y) the end of the COBRA continuation period.

d.             No Mitigation. Executive will not be required to mitigate the amount of any payment provided for in this paragraph 6 by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this paragraph 6 be reduced by any compensation earned by her as the result of employment by another employer or by retirement benefits after the date of termination.

e.             Expiration of this Agreement. In the event the Term of this Agreement expires without having otherwise been previously terminated pursuant to paragraph 5 above, Executive will not be entitled to any severance compensation whatsoever.

7.             No Solicitation; Confidentiality; Cooperation.

a.             For a period of 12 months after employment, neither Executive nor any Executive–Controlled Person (defined below) will, without the prior written consent of the Board, directly or indirectly solicit for employment, employ in any capacity or make an unsolicited recommendation to any other person that it employ or solicit for employment any person who is or was, at any time during the 12-month period, a senior officer or senior executive of the Company or of any of its affiliates. As used in this Agreement, the term “Executive-Controlled Person” shall mean any company, partnership, firm or other entity as to which Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

b.             Executive acknowledges that, through her status as Senior Vice President Asset Management of the Company, she has, and will have, possession of important, confidential information and knowledge as to the business of the Company and its affiliates, including, but not limited to, knowledge of marketing and operating strategies, acquisition, leasing and other agreements, financial results and projections, future plans, the provisions of other important contracts entered into by the Company and its affiliates, possible acquisitions and similar information. Executive agrees that all such knowledge and information constitutes a vital part of the business of the Company and its affiliates and is by its nature trade secrets and confidential information proprietary to the Company and its affiliates (collectively, “Confidential Information”). Executive agrees that she shall not for a period of 12 months after employment divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any knowledge or information with respect to Confidential Information directly or indirectly useful in any aspect of the business of the Company or any of its affiliates. The obligations of confidentiality set forth herein shall not apply to any Confidential Information which is:

(i)            possessed by Executive prior to receipt from the Company, other than through prior disclosure by the Company, as evidenced by Executive’s records;

(ii)           published or available to the general public otherwise than through a breach of this Agreement or other obligation of confidentiality by Executive;

(iii)          obtained by Executive from a third party with a valid right to disclose such Confidential Information, provided that such third party is not under a confidentiality obligation to the Company;

(iv)          independently developed by employees of Executive who had no knowledge of the Company’s Confidential Information as evidenced by Executive’s records; or

(v)           required to be disclosed pursuant to law, regulation, or court order provided, however, that Executive gives the Company prompt, written notice prior to disclosure in order to allow that party to take whatever action it deems necessary to protect its Confidential Information.

c.             All memoranda, notes, notebooks, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, portable computers and the like, on microfiche, disk or by any other means, made or compiled by or on behalf of Executive or made available to her relating to the Company are and shall be the Company’s property and shall be delivered to the Company promptly upon the termination of Executive’s employment with the Company or at any other time on request and such information shall be held confidential by Executive after the termination of her employment with the Company.

d.             Following Executive’s termination of employment, Executive will cooperate with the Company, its executives, counsel and other professional advisors (i) to the extent reasonably possible with respect to the consummation of matters that were in progress at the time of Executive’s termination of employment and (ii) with respect to any litigation or regulatory matters arising out of or related to the business, operations, or personnel of the Company (including participation in depositions, hearings and trials, as and if deemed necessary or appropriate by the Company, execution of appropriate affidavits and participation in interviews with Company counsel).  The

Company shall compensate Executive on a reasonable basis for any services provided by Executive pursuant to this paragraph 7(d).

e.             Executive agrees that the provisions of this paragraph 7 are reasonable and necessary for the protection of the Company and that they may not be adequately enforced by an action for damages and that, in the event of a breach thereof by Executive or any Executive-Controlled Person, the Company shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation, without the necessity of the posting of any bond by the Company.  Executive further covenants and agrees that if it is finally judicially determined by a court of competent jurisdiction that she materially violated any of her covenants under this paragraph 7, the Company shall not be obligated to make any payments or provide any benefits provided in paragraph 6 and the Company shall be entitled to recover any amounts previously paid pursuant to paragraph6.   Such a remedy shall, however, not be exclusive and shall be in addition to any injunctive relief or other legal or equitable remedy to which the Company is or may be entitled. Accordingly, Executive agrees that she shall reimburse the Company for any reasonable attorneys’ fees and expenses that the Company might incur in enforcing this paragraph 7 if it is finally judicially determined that Executive has materially breached this paragraph 7.

8.             Indemnification. To the full extent permitted by applicable law, Executive shall be indemnified and held harmless by the Company against any and all judgments, penalties, fines, amounts paid in settlement, and other reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements) as they are actually incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, investigative or other) for any action or omission in her capacity as a director, officer or employee of the Company or any of its subsidiaries or affiliates, but the Executive shall not be indemnified to the extent that is finally judicially determined that such amounts resulted directly from her own gross negligence, willful misconduct or fraud.  Indemnification under this paragraph 8 shall be in addition to, and not in substitution of, any other indemnification by the Company of its officers and directors.

9.             Arbitration. The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder.  If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated. The arbitration will be conducted in St. Louis, Missouri by a single neutral arbitrator and will be held in accordance with the rules of the American Arbitration Association.  The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration will be borne in accordance with the determination of the arbitrator with respect thereto, except as otherwise specified in paragraph 5(b) above. Pending a decision by the arbitrator with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.

10.           Miscellaneous.

a.             Executive represents and warrants that she is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit her from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

b.             The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction will remain binding and enforceable.

c.             The rights and obligations of the Company under this Agreement inure to the benefit of, and will be binding on, the Company and its successors and permitted assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and her heirs, personal representatives and permitted assigns; provided, however, Executive shall not be entitled to assign or delegate any of her rights and obligations under this Agreement without the prior written consent of the Company; provided, further, that the Company shall not have the right to assign or delegate any of its rights or obligations under this Agreement except to a corporation, partnership or other business entity that is, directly or indirectly, controlled by the Company.

d.             Any notice to be given under this Agreement will be personally delivered in writing or will have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, will be addressed to its principal place of business, attention: Secretary, and if mailed to Executive, will be addressed to her at her home address last known on the records of the Company or at such other address or addresses as either the Company or Executive may hereafter designate in writing to the other.

e.             The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

f.              THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS.

g.             Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and will not be used in construing it.

h.                                      The parties agree that Schedule A attached hereto is an integral part of this Agreement and is deemed incorporated herein.

i.              This Agreement is intended to amend and restate the prior agreement between the parties that was effective as of the date of the Consolidation.  This Agreement contains the entire agreement between the parties and supercedes any previous agreements between them.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

AMERICAN SPECTRUM REALTY, INC.

By:	/s/ William J. Carden
Name: William J. Carden
Title: President

/s/ Patricia A. Nooney
PATRICIA A. NOONEY

Schedule A

Notwithstanding anything to the contrary in this Agreement, including without limitation paragraphs 1 and 7, the Company acknowledges and agrees that (i) Executive currently holds and in the future may hold ownership interests in Clayton Realty Associates LLC d/b/a Coldwell Banker Commercial and entities affiliated or related to the foregoing collectively referred to as “CRA Group”; (ii) Executive currently and in the future may serve as a director, officer, partner, member, principal, consultant or in other capacities for the CRA Group; (iii) Executive may while employed with the Company and at any time thereafter own interests in, serve in various capacities for and otherwise undertake activities related to the CRA Group without restriction or limitation under the Agreement.

In addition, Company acknowledges and agrees that Executive is currently an officer of American Spectrum Midwest and many of its affiliates. In addition, Company acknowledges and agrees that Executive is currently an officer and director of Brooklyn Street Properties, Inc. and several of its affiliates and subsidiaries. Company acknowledges and agrees that Executive may while employed with the Company and at any time thereafter serve in various capacities for and undertake activities related to these companies and their subsidiaries and affiliates without restriction or limitation under the Agreement.

Company and Executive agree that the business of Company is furthered through Executive’s participation in certain professional organizations and gatherings. It is, therefore, agreed that attendance at meetings and gatherings of professional organizations shall not constitute vacation for purposes of this Agreement.

Company acknowledges that Executive currently serves as the Institute of Real Estate Management’s (IREM) national President–Elect and will be National President in 2003. Company agrees to allow Executive to fully participate in and carry out the duties required of these positions.